Exhibit 10.80
INVISA ANNOUNCES NEW OFFICERS TO LEAD GROWTH INITIATIVE

Sarasota, FL:  April 19, 2011 Invisa, Inc. (OTC.BB:INSA), announced today that Mr.  John F. Zappala has been named President and that Mr. Edmund C. King has been promoted to Chief Executive Officer.  Additionally, Ms. Elizabeth Henson was named Vice President of Operations.

Mr. Zappala brings significant senior officer experience to Invisa where his primary responsibilities will include leading revenue growth and business development initiatives. His experience spans companies ranging in size from $30 million to $120 million.  His multi-disciplinary background includes hands-on experience in manufacturing, strategic planning, new product market entry, sales management and strategic marketing.  He was previously CEO and President of the American Lock Company, a privately owned lock manufacturing company with revenues of approximately $35 million, and Group Vice President of Alltrista Corporation where he presided over four division Presidents.

Mr. Zappala will be responsible for managing Invisa’s business development including product development, strategic relationships and pursuing acquisition opportunities.

Mr. Zappala stated that “Invisa is well positioned with a solid product reputation and a proven technology.  Moving forward, we will focus on achieving greater market penetration while advancing the development of new products based on our existing technology. In addition to organic growth, I will also focus on growth through strategic relationships, acquisitions and business combinations.”

Invisa’s CEO, Edmund C. King, stated, “John brings a level of energy and a depth of experience which will be helpful in  achieving our revenue and growth goals.  Additionally, John’s business experience and  skill will compliment Invisa’s activities”.

Invisa, Inc. manufactures and sells sensors using the Company’s patented InvisaShield™ presence-sensing technology in the safety market.  We market our line of safety sensors under the name of SmartGate ® brand safety sensors used in or with parking barrier gates to protect life and property.  Our  sales revenues are derived from the sale of our SmartGate safety sensors.

Contact Invisa (941) 870-3950

This Press Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The company has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," "believes," "estimates," "expects," "plans," "intends," "potential" and similar expressions. These statements reflect the company's current beliefs and are based upon currently available information. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the company's actual results, performance or achievements to differ materially from those expressed in or implied by such statements. Factors which may cause such differences include the company's ability to meet planned delivery schedules, cancellation of orders, and other risks disclosed in the Company's SEC filings. The company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information covered in this press release, including such forward-looking statements.